Exhibit 99.1

For More Information, Contact:

Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR FISCAL 2008 FIRST QUARTER

CARPINTERIA, Calif. – May 11, 2007 – QAD Inc. (NASDAQ:QADI) today provided preliminary results for the fiscal 2008 first quarter ended April 30, 2007.

Based on preliminary estimates, QAD anticipates reporting total revenues of approximately $56 million and expects net loss to be in the range of $0.07 to $0.05 per share for the fiscal 2008 first quarter. Net loss per share for the quarter includes approximately $0.03 per diluted share net of tax for stock compensation expense related to FAS 123R.

Previously, QAD said it expected total revenues between $58 million and $61 million for the fiscal 2008 first quarter and earnings per diluted share of between $0.01 and $0.03, including approximately $0.03 per diluted share net of tax for stock compensation expense related to FAS 123R, depending on the level and mix of revenue. The company attributed the revenue and earnings shortfall in part to lower than expected license revenues in the first quarter of 2008 due to sales management changes in the North America region. However, the company said that a portion of the revenue expected in the first quarter was deferred due to timing of contracts and a hosted offering deal that should be recognized in subsequent quarters.

QAD will report its complete fiscal 2008 first quarter results on Thursday, May 17, 2007 and will host a conference call at 2:00 p.m. PT that day to discuss the company’s financial results, operations and outlook. The call will be accessible through a live webcast at QAD’s Web site at www.qad.com. The webcast will be archived and available for approximately one year.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

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QAD Inc.
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Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.

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